Exhibit 99.1


FOR IMMEDIATE RELEASE
MEDIA CONTACT:     JANE RANDEL
                   212-626-3408
INVESTOR CONTACT:  ROBERT VILL
                   201-295-7515

               LIZ CLAIBORNE INC. STOCKHOLDERS ELECT BOARD MEMBERS
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                      AT ANNUAL MEETING; COMPANY ANNOUNCES
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                         REGULAR QUARTERLY CASH DIVIDEND
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New York, New York, May 20, 2004: Liz Claiborne Inc. (NYSE:LIZ) today held its annual meeting of stockholders at the Company's offices in North Bergen, NJ. The stockholders approved the Company's nominees to its Board of Directors. The following directors were re-elected:

     Raul J. Fernandez, Chairman of the Board and Chief Executive Officer of Object Video, Inc.;

     Kenneth P. Kopelman, Partner in the New York City law firm of Kramer Levin Naftalis & Frankel LLP;

     Arthur C. Martinez, Retired Chairman of the Board, President and Chief Executive Officer of Sears, Roebuck and Company.

Elected as a director for the first time is Mary Kay Haben.

For more than 20 years, Ms. Haben has held various positions of increasing responsibility within Kraft Foods Inc. Most recently, she was appointed Senior Vice President - Global Convenient Meals & Grocery Sectors. Prior to moving into this role, Ms. Haben was Group Vice President and President - Cheese, Enhancers and Meals. She also spent several years working in the Kraft Cheese Division, the largest and most profitable unit in the company, culminating in her appointment as Executive Vice President and President of that area.

At the meeting, the Company's stockholders also ratified the appointment of Deloitte & Touche LLP as the Company's independent auditors for the 2004 fiscal year.

In addition, the Company today announced that the Board of Directors has declared a regular cash dividend on the Company's Common Stock at the rate of $0.05625 per share to be paid on June 15, 2004 to stockholders of record at the close of business on June 1, 2004. The declaration of any future dividends will be subject to the Company's earnings, financial position, capital requirements and other relevant factors.

Liz Claiborne Inc. designs and markets an extensive range of women's and men's fashion apparel and accessories appropriate to wearing occasions ranging from casual to dressy. The Company also markets fragrances for women and men. Liz Claiborne Inc.'s brands include Axcess, Bora Bora, Claiborne, Crazy Horse, Curve, Dana Buchman, Ellen Tracy, Elisabeth, Emma James, ENYCE, First Issue, Intuitions, J.H. Collectibles, Jane Street, Juicy Couture, Lady ENYCE, Laundry by Shelli Segal, Liz Claiborne, Lucky Brand Dungarees, Mambo, Marvella, Mexx, Monet, Monet 2, Realities, Sigrid Olsen, Spark, Swe, Trifari and Villager. In addition, Liz Claiborne Inc. holds the exclusive, long-term license to produce and sell men's and women's collections of DKNY(R) Jeans and DKNY(R) Active, as well as CITY DKNY(R) better women's sportswear in the Western Hemisphere. The Company also has the exclusive license to produce women's wear under the Kenneth Cole New York, Unlisted and Reaction Kenneth Cole brand names.